Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
bartkowski@bluefirepartners.com

ANALYSTS INTERNATIONAL ANNOUNCES APPOINTMENT OF INTERIM

CHIEF FINANCIAL OFFICER

Company’s Current Controller Named to Post

MINNEAPOLIS, September 29, 2003—Analysts International Corporation (Nasdaq: ANLY) today announced that David J. Steichen has been appointed the Company’s Interim Chief Financial Officer.  Mr. Steichen is currently the Company’s Controller and Treasurer.  He succeeds John T. Paprocki, who announced his departure from the Company late last month to return to his private, turnaround consulting practice.

Steichen, a Certified Public Accountant, graduated in 1986 from St. John’s University, Collegeville, MN, with a degree in accounting.  Prior to joining Analysts International in 1999, he was a Senior Manager in the audit and assurance practice at Deloitte & Touche.  He joined Deloitte & Touche in 1986 and spent two years in the firm’s national office where he consulted nationally on matters related to the Securities and Exchange Commission.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business for 37 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. Analysts International offers innovative and flexible approaches that are tailored to each client’s unique business environment. The company’s strategic partnerships with best-in-class IT organizations allow access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

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Cautionary Statement

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 28, 2002, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.